EXHIBIT 11


              JACOBSON STORES INC. AND CONSOLIDATED SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER SHARE
                                (in thousands)
                                 (unaudited)




Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data):

                                                              Thirteen Weeks Ended
                                                             -----------------------
                                                             April 26,     April 27,
                                                               1997          1996
                                                             ---------     ---------
EARNINGS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE:
  Weighted average number of shares of common
  stock and common stock equivalents outstanding -
     Primary                                                   5,779         5,781
     Fully diluted                                             6,782         6,840
                                                              ======       =======

NET EARNINGS                                                  $2,175       $ 1,012
                                                              ======       =======

NET EARNINGS, adjusted to reflect reduction
  in interest expense attributable to convertible
  debentures, net of income tax                               $2,540       $ 1,396
                                                              ======       =======


NET EARNINGS PER SHARE:
  Primary and Fully diluted                                   $ 0.38       $  0.18
                                                              ======       =======